EXHIBIT 99.3

Capitalization

The following table presents our consolidated cash position and consolidated capitalization as of December 31, 2011: (1) on an actual basis; and (2) on a pro forma basis after giving effect to the Merger, the assumption by UR Merger Sub Corporation (“UR Merger Sub”) of the obligations of the UR Financing Escrow Corporation under the indentures governing the notes listed below, these Offerings, and the assumed application of the estimated net proceeds therefrom. This table is derived from and should be read in conjunction with our and RSC’s most recent Annual Reports on Form 10-K.

	At December 31, 2011
	Actual(7)	Pro Forma(1)(7)
	(in millions)
Cash and cash equivalents	$36	$41
Debt
$1,900 million ABL Facility(3)	810	795
Senior Secured Notes	—	750
Accounts receivable securitization facility(5)	255	255
Capital leases	39	131
Senior Unsecured Notes	—	2,075
10 7/8% senior notes due 2016	500	500
9 1/4% senior notes due 2019	500	500
10 1/4% senior notes due 2019(4)	—	200
8 1/4% senior notes due 2021(4)	—	650
8 3/8% senior subordinated notes due 2020	750	750
1 7/8% convertible senior subordinated notes due 2023	22	22
Holdings:
4% convertible senior notes due 2015	168	168
Total debt	3,044	6,796
6 1/2% subordinated convertible notes due 2028	55	55
Total stockholders’ equity	64	1,201
Total capitalization	$3,163	$8,052

(1)                                 The “pro forma” column is presented for illustrative purposes only.

(2)                                 $810 million was outstanding under the ABL Facility (not including unfunded letters of credit) at December 31, 2011 and the weighted average interest rate for the month of December 2011 was 2.41%. $929 million, or 52%, was available under our ABL Facility at December 31, 2011. On a pro forma basis after giving effect to the Merger and related transactions and the expected commitment increase under the ABL Facility described herein, we would have had approximately $961 million of available and undrawn capacity under the ABL Facility. On February 17, 2012, United Rentals (North America), Inc. (“URNA”) delivered a notice of requested commitment increase to Bank of America, N.A., as agent under the ABL Facility, to request a commitment increase in an aggregate principal amount of $100 million under the ABL Facility. Under the terms of the ABL Facility, the commitment increase is subject to certain conditions, including the execution of an incremental assumption agreement for the lenders providing the commitment increase. We currently expect the commitment increase to become effective on March 5, 2012. Upon the consummation of the Merger or soon thereafter, we currently expect to increase the commitments under our ABL Facility by an aggregate principal amount of between $100 million and $150 million.

(3)                                 $255 million was outstanding under our accounts receivable securitization facility at December 31, 2011 and the weighted average interest rate for the month of December 2011 was 0.94%. $7 million, or 2.7%, was available under our accounts receivable securitization facility at December 31, 2011. Upon the consummation of the Merger or soon thereafter, we currently expect to increase the commitments under our accounts receivable securitization facility by an aggregate principal amount of $100 million.

(4)                                 Represents outstanding senior unsecured indebtedness of RSC to be assumed by Newco in the Merger.

(5)                                 The debt amounts reflect the principal amounts outstanding. Net of original issue discounts and the Merger adjustments to recognize RSC’s debt at its estimated fair value, actual and pro forma total debt would decrease by $57 million and $35 million, respectively.